Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Delcath Systems Inc. on Form S-8 of our report dated March 27, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Delcath Systems Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Delcath Systems Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
New York, NY
December 15, 2023